Exhibit 10.1

GNC HOLDINGS, INC.

STOCKHOLDERS AGREEMENT

Dated as of November 8, 2018

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6.8	Jurisdiction; Waiver of Jury Trial	27
6.9	Specific Performance	28
6.10	Entire Agreement	28
6.11	Severability	28
6.12	Table of Contents, Headings and Captions	28
6.13	Counterparts	29

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STOCKHOLDERS AGREEMENT

This Stockholders Agreement, dated as of November 8, 2018, by and between GNC Holdings, Inc., a Delaware corporation (the “Company”), and Harbin Pharmaceutical Group Co., Ltd., a company incorporated in the People’s Republic of China (“Investor”).

BACKGROUND:

WHEREAS, Investor and the Company are party to that certain Securities Purchase Agreement (as defined below), pursuant to which, among other things, Investor agreed to purchase from the Company, and the Company has agreed to issue and sell to Investor, shares of Convertible Preferred Stock (as defined below), subject to the terms and conditions set forth in the Securities Purchase Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Company and Investor are entering into a Registration Rights Agreement, dated as of the date hereof (the “Registration Rights Agreement”), providing for certain registration rights which the Company is granting to Investor;

WHEREAS, the execution and delivery of this Agreement and the Registration Rights Agreement is a condition of the Investor and the Company to the Closing;

WHEREAS, in connection with the transactions contemplated by the Securities Purchase Agreement, the Company and Investor wish to set forth certain understandings between such parties, including with respect to certain governance matters; and

WHEREAS, the Company and Investor have agreed that the rights and obligations set forth herein shall become automatically effective simultaneously with the Closing (as defined below).

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

INTRODUCTORY MATTERS

1.1 Defined Terms. In addition to the terms defined elsewhere herein, the following terms have the following meanings when used herein with initial capital letters:

“10% Stockholder” means, in connection with a proposed Transfer of Equity Securities of the Company, any Person or Group that has filed a statement of beneficial ownership report on Schedule 13D or Schedule 13G with the SEC which reports such Person’s or Group’s Beneficial Ownership of ten percent (10%) or more of the total issued and outstanding Common Stock at the time of such proposed Transfer.

“Acquisition” means any transaction or series of related transactions involving: (i) any merger, consolidation, share exchange, business combination, recapitalization, reorganization, or other transaction that would result in the stockholders of the Company immediately preceding such transaction Beneficially Owning less than thirty-five percent (35%) of the total outstanding Equity Securities in the surviving or resulting entity of such transaction (measured by voting power or economic interest), (ii) any transaction, including any direct or indirect acquisition or any tender offer, exchange offer or other secondary acquisition, that would result in any Person or Group Beneficially Owning more than thirty-five percent (35%) of the total outstanding Equity Securities of the Company (measured by voting power or economic interest), or (iii) any sale, lease, license or other disposition, directly or indirectly, of all or substantially all of the consolidated assets of the Company.

“Acquisition Proposal” means any proposal, offer, inquiry, indication of interest or expression of intent (whether binding or non-binding, and whether communicated to the Company, the Board or publicly announced to the Company’s stockholders or otherwise) by any Person or Group relating to an Acquisition.

“Affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control (meaning holding over 50% of the voting rights) with, the first-mentioned Person. The parties agree that no Governmental Entity shall be deemed to be an “Affiliate” of either party.

“Affiliated Investor Designee” means any Investor Designee that is not an Independent Investor Designee.

“Agreement” means this Stockholders Agreement, as the same may be amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof.

“As-Converted Basis” means on an as-converted-to-Common Stock basis (disregarding for such purpose any conversion limitations thereon).

“Beneficially Own” (including its correlative meanings, “Beneficial Owner” and “Beneficial Ownership”) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act; provided, however, that, notwithstanding anything in Rule 13d-3(d)(1)(i) to the contrary, the determination of “Beneficial Ownership” of a Person shall be made after giving effect to the conversion of all options, warrants, rights and convertible or other similar securities outstanding as of any date in question that are held by such Person, irrespective of any conversion or vesting requirement of any such security.

“Board” means the board of directors of the Company.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York, are authorized by Law to close prior to 5 p.m. New York City Time or remain closed.

“Cash Offer Trigger Event” means any of (i) the issuance after the Second Subsequent Closing by the Company’s auditors of an opinion containing a going concern qualification for the Company with respect to the any full fiscal year of the Company, (ii) the Company being in material breach (which is not cured or waived) after the Second Subsequent Closing of any financial maintenance covenant in any of its debt instruments or (iii) the eighteen (18) month anniversary of the Closing.

“CEO Designee” has the meaning set forth in Section 2.1(c).

“Certificate of Designations” means that certain Certificate of Designations of the Company establishing the Convertible Preferred Stock, as the same may be amended from time to time.

“Closing” has the meaning set forth in the Securities Purchase Agreement.

“Common Stock” means the shares of Class A common stock, $0.001 par value per share, of the Company, and any other capital stock of the Company into which such common stock is reclassified or reconstituted.

“Company” has the meaning set forth in the Preamble.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended.

“Company Designees” means (i) the Directors duly designated and appointed to the Board as of the date hereof, in each case pursuant to Section 5.18 of the Securities Purchase Agreement, and (ii) the individuals nominated by the Independent Company Designees pursuant to Section 2.1(d).

“Confidentiality Agreement” has the meaning set forth in Section 4.4.

“Contested Election” means an election in which the Secretary of the Company determines in good faith that the number of Director nominees is greater than the number of Directors to be elected.

“Control” (including its correlative meanings, “Controlled” and “Controlled by”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of a Person.

“Conversion Price” has the meaning set forth in the Certificate of Designations.

“Convertible Notes” means the Company’s 1.5% Convertible Senior Notes, issued on August 10, 2015 pursuant to the Convertible Notes Indenture, in an original aggregate principal amount of $287,500,000, due in 2020.

“Convertible Notes Indenture” means that certain Indenture, dated as of August 10, 2015, by and among the Company, the Subsidiary guarantors party thereto and Bank of New York Mellon Trust Company, N.A., as Trustee.

“Convertible Preferred Stock” means the shall mean the class of preferred stock of the Company titled the “Series A Convertible Preferred Stock.”

“Designee Qualifications” has the meaning set forth in Section 2.2(a)(viii).

“Director” means any director of the Company.

“Director Confidentiality Agreement” means a Confidentiality Agreement, substantially in the form attached as Exhibit A to this Agreement (as it may be modified from time to time by the Nominating and Corporate Governance Committee), which each Director that is not an employee of the Company shall be required to execute as a condition to such Director’s election or nomination for election and any subsequent nomination for election as a Director.

“Equity Securities” means any and all (i) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (ii) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (iii) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange” shall mean the New York Stock Exchange LLC or any other exchange on which the Common Stock is listed.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Exempted Person” has the meaning set forth in Section 4.6.

“First Subsequent Closing” has the meaning set forth in the Securities Purchase Agreement.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government.

“Group” has the meaning assigned to it in Section 13(d)(3) of the Exchange Act and Rule 13d-5 thereunder.

“Indebtedness” means, of any Person and as of any time, the aggregate amount of the following, without duplication: (a) the outstanding principal amount of any indebtedness for borrowed money; (b) all other obligations evidenced by bonds, debentures, notes or similar instruments of indebtedness; (c) all capitalized lease obligations that are classified as a balance sheet liability in accordance with GAAP; (d) all letters of credit, performance bonds, surety bonds, banker’s acceptances or similar obligations issued for the account of such Person; (e) all guarantees and keepwell arrangements issued by such Person; (f) to the extent not otherwise included, all indebtedness of another Person secured by a lien on any asset owned by such first Person, whether or not such indebtedness is assumed by such first Person; (g) all obligations due and payable under any interest rate swap agreements or interest rate hedge agreements and similar agreements to which any such Person is a party; (h) all obligations issued or assumed as the deferred purchase price of property or services with respect to which any Person is liable, contingent or otherwise (including conditional sale obligations and “earn-out” obligations but excluding trade payables arising in the ordinary course of business); and (i) any interest owed with respect to the indebtedness referred to above and prepayment penalties, premiums, breakage or fees and expenses due and payable with respect thereto.

“Independent Company Designee” means a Company Designee who qualifies as an “independent” director under the rules of the Exchange and any guidelines adopted by the Board or the Nominating and Corporate Governance Committee that are applicable to all Directors, as determined in good faith by the Nominating and Corporate Governance Committee.

“Independent Investor Designee” means an Investor Designee that (A) at no time during the three (3) year period prior to his or her election or appointment to the Board, nor during his or her service as a Director, has been or is an employee, director, officer of, or consultant or other service provider to, any of the Investor Entities, or has received or is receiving compensation from any of the Investor Entities and (B) qualifies as an “independent” director under the rules of the Exchange and any guidelines adopted by the Board or the Nominating and Corporate Governance Committee that are applicable to all Directors, as determined in good faith by the Nominating and Corporate Governance Committee.

“Initial Investor Designees” means two individuals duly designated by the Investor as “Investor Designees” (as such term is defined in the Securities Purchase Agreement) and appointed to the Board as of the date hereof, in each case pursuant to Section 5.18 of the Securities Purchase Agreement.

“Investor” has the meaning set forth in the Preamble.

“Investor Acquisition” means any Acquisition in which an Investor Entity is the acquiror.

“Investor Designee” has the meaning set forth in Section 2.1(b).

“Investor Entities” means Investor and its Affiliates.

“Investor Parties” means (i) Investor and (ii) any Investor Permitted Transferee that becomes a party to this Agreement by executing a joinder agreement substantially in the form attached as Exhibit D to this Agreement.

“Investor Permitted Transferee” has the meaning set forth in Section 4.1(b)(ii).

“Issuance Notice” has the meaning set forth in Section 4.2(a).

“Law” means any applicable national, provincial, state, municipal and local laws, statutes, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Material Terms” has the meaning set forth in Section 2.1(b).

“New Issuance” has the meaning set forth in Section 4.2(a).

“New Issuance Closing” has the meaning set forth in Section 4.2(c).

“New Securities” means (A) any shares of Common Stock, (B) any shares of preferred securities or (C) any preferred or debt securities that are convertible into or exchangeable for shares of Common Stock, other than, in each case, any shares of Common Stock or such other securities that are: (i) issued to employees, officers or directors of, or consultants to, the Company or any of its Affiliates pursuant to any plan, agreement or arrangement approved by the Board (or a committee thereof); (ii) issued as consideration in connection with the acquisition by the Company (or any of its Affiliates) of any business, assets or property of any third party, by merger, sale of assets, sale of stock or otherwise; (iii) issued upon conversion or exercise of the Convertible Preferred Stock or the Convertible Notes; (iv) distributed or set aside ratably to all holders of Common Stock on a per share equivalent basis; (v) in connection with the bona fide sale by the Company or any of its Subsidiaries of all or substantially all of the Equity Securities of one or more Subsidiaries of the Company; or (vi) issued as an “equity kicker” in connection with any debt financing from a financial institution or other equipment or real property loan or leasing arrangement. For the avoidance of doubt, securities issued pursuant to the First Subsequent Closing and the Second Subsequent Closing shall not be deemed “New Securities”.

“Nominating and Corporate Governance Committee” means the nominating and corporate governance committee of the Board, or another committee performing the functions of nominating or selecting Persons for election or appointment to the Board.

“Observer” has the meaning set forth in Section 2.1(h).

“Order” means any judgment, order, decision, writ, injunction, decree or arbitration award.

“Per Security Offering Price” has the meaning set forth in Section 4.2(a).

“Percentage Interest” means, with respect to any stockholder(s) of the Company, the Total Share Ownership of such stockholder(s) divided by the total issued and outstanding shares of Common Stock, including Convertible Preferred Stock on an As-Converted Basis and any other shares of Common Stock, in each case, deemed to be Beneficially Owned by such stockholder that are not yet issued and outstanding, expressed as a percentage.

“Permitted Transfer” has the meaning set forth in Section 4.1(b).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or Group.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Restricted Entity” means a Person principally engaged in the business of owning, operating, managing, franchising or branding retail nutrition supplement stores, or developing or manufacturing nutritional supplements, that, in each case, competes with the Company and is listed on Exhibit B attached hereto, as such list may be amended by the Company acting reasonably and in good faith from time to time, but not more than once every twelve (12) months, by delivery of written notice to Investor no less than one-hundred and twenty (120) days prior to such amendment; provided that in no event shall Exhibit B contain more than fifteen (15) such Persons at any one time; provided, further, for the avoidance of doubt, “Restricted Entity” shall not include any Investor Entity as of the date hereof.

“Restricted Period” means the period commencing on the Closing and ending on the second (2nd) anniversary of the latest to occur of the Closing, the First Subsequent Closing or the Second Subsequent Closing.

“SEC” means the U.S. Securities and Exchange Commission or any successor agency.

“Second Subsequent Closing” has the meaning set forth in the Securities Purchase Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, as the same may be amended from time to time.

“Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of February 13, 2018, as amended as of November 7, 2018, by and between Investor and the Company.

“Subsidiary” of Investor, the Company or any other Person means any corporation, partnership, joint venture or other legal entity of which Investor, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Securities the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Securities that would confer Control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Sunset Date” means the date that the aggregate Percentage Interest of the Investor Entities is (a) prior to the First Subsequent Closing, less than the Percentage Interest of the Investor Entities immediately following the Closing (without taking into account any decrease in such Percentage Interest as a result of actions taken by the Company or any exercise, exchange or conversion of any securities of the Company) and (b) after the First Subsequent Closing, less than fifteen percent (15%).

“Total Number of Directors” means the total number of authorized Directors comprising the entire Board.

“Total Share Ownership” means, as of any applicable date hereunder, and with respect to any Person, the total number of shares of Common Stock (including Convertible Preferred Stock on an As-Converted Basis) both (i) Beneficially Owned by such Person and (ii) in which such Person has the pecuniary interest. For the avoidance of doubt, a Person shall not be deemed to have ownership of a share of Common Stock, for purposes of calculating Total Share Ownership, if such Person has Beneficial Ownership of such share of Common Stock but does not also have the pecuniary interest in such share or, conversely, if such Person has the pecuniary interest in such share of Common Stock but does not also have Beneficial Ownership of such share.

“Transfer” (including its correlative meaning, “Transferred”) shall mean, with respect to any Equity Security, directly or indirectly, by operation of Law, contract or otherwise, (i) to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such Equity Security, (ii) to engage in any hedging, swap, forward contract or other similar transaction that is designed to or which reasonably could be expected to lead to or result in a sale or disposition of Beneficial Ownership of, or pecuniary interest in, such Equity Security, including any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to such Equity Security, or (iii) to enter into a short sale of, or trade in, derivative securities representing the right to vote or economic benefits of, such Equity Security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

“Two-Thirds Majority Vote” means a vote of the Board wherein two-thirds or more of the Total Number of Directors approve the matter, including, for so long as the Percentage Interest of the Investor Entities is at least 25%, at least one Affiliated Investor Designee entitled to vote on the matter; provided, however, that the Total Number of Directors shall be determined without regard to the number of Directors who have recused themselves from voting on such matter, or otherwise is not entitled to vote on a matter, in each case as a result of such Director’s conflict of interest with respect to such matter.

“Voting Securities” means shares of Common Stock, Convertible Preferred Stock and any other securities of the Company entitled to vote generally in the election of Directors.

1.2 Construction. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words

(including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law,” “laws” or to any applicable Law shall be deemed to refer to such law or applicable Law as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. All references to “days” shall mean calendar days unless otherwise indicated. The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

CORPORATE GOVERNANCE MATTERS

2.1 Composition of the Board.

(a) Pursuant to the Securities Purchase Agreement and in each case effective as of the Closing:

(i) the Board shall take all necessary corporate action to increase the Total Number of Directors to ten (10), comprised of two (2) Initial Investor Designees, up to seven (7) Company Designees and the Company’s chief executive officer; and

(ii) the Company shall take all necessary corporate action to appoint the Initial Investor Designees to the Board.

(b) From and after the Closing until the Sunset Date, subject to the terms and conditions of this Article II, Investor shall have the right (but not the obligation) to designate, and the individuals nominated for election as Directors by or at the direction of the Board or a duly-authorized committee thereof shall include, up to two (2) individuals that meet the Designee Qualifications to serve as Directors (each such individual whom Investor shall actually designate pursuant to this Section 2.1 and who qualifies to serve and is thereafter elected as a Director shall be referred to herein as an “Investor Designee”). Notwithstanding the foregoing provisions of this Section 2.1(b), the number of individuals that Investor shall be entitled to designate to serve as Directors pursuant to this Section 2.1(b) shall be adjusted, as applicable, immediately after any Transfer of Equity Securities of the Company by an Investor Entity and otherwise at each record date established by the Board with respect to any meeting of stockholders of the Company involving the election of Directors, to a number equal to the Percentage Interest of the Investor Entities multiplied by the Total Number of Directors at such time, rounded up to the nearest whole number; provided, that, (i) the number of Investor Designees shall not exceed two (2) individuals and (ii) on and after the Sunset Date, or the earlier date on which any Investor Entity intentionally breaches Article III, Section 4.1 or Section 4.3 of this Agreement (the “Material Terms”) in any material respect and such breach continues after written notice from the Company and a ten (10) Business Day opportunity to cure or fails to satisfy its obligations to consummate the First Subsequent Closing or Second Subsequent Closing in accordance with the Securities Purchase Agreement, the Investor shall not be entitled to designate any individuals to serve as Directors, and no Investor Designee shall be entitled to serve as Director, in each case pursuant to this Agreement.

(c) From and after the Closing until the Sunset Date, the chief executive officer of the Company shall be entitled to be nominated by the Board for election as a Director (except as otherwise determined by the approval of a majority of the independent directors, including a majority of the Independent Company Designees entitled to vote on such matter) (such Person, the “CEO Designee”).

(d) From and after the Closing until the Sunset Date, the Independent Company Designees shall have the exclusive right to nominate persons on behalf of the Board for election at annual stockholders meetings for, or to fill vacancies in, all Director positions, other than (i) the Investor Designees and (ii) the CEO Designee; provided, that, at all times, the Company Designees shall be Independent Company Designees, unless otherwise determined by the Board (including, for so long as the Percentage Interest of the Investor Entities is at least 25%, at least a majority of the Investor Designees entitled to vote on such matter).

(e) If at any time Investor has designated fewer than the total number of individuals that Investor is then entitled to designate pursuant to Section 2.1(b), Investor shall have the right (but not the obligation) to designate such number of additional individuals who meet the Designee Qualifications that Investor is entitled to so designate, in which case, any individuals nominated by or at the direction of the Board or any duly-authorized committee thereof for election as Directors to fill any vacancy or newly created directorships on the Board shall include such designees, and the Company shall use its reasonable best efforts to (i) effect the election of such additional designees, whether by increasing the size of the Board or otherwise, and (ii) cause the election of such additional designees to fill any such newly-created vacancies or to fill any other existing vacancies.

(f) Subject to Section 2.3, in the event that a vacancy is created at any time by the death, disability, retirement, removal or resignation of any Investor Designee, any individual nominated or appointed by or at the direction of the Board or any duly-authorized committee thereof to fill such vacancy shall be, and the Company shall use its reasonable best efforts to cause such vacancy to be filled by, a new designee of Investor who meets the Designee Qualifications, and the Company and the Board shall use reasonable best efforts, to the fullest extent permitted by Law, at any time and from time to time, to accomplish the same as soon as possible following such designation.

(g) For any designation pursuant to this Section 2.1 that occurs after the Closing, in connection with an election of Directors by the stockholders of the Company, Investor shall identify its designees by written notice to the Company no less than ninety (90) days prior to the date of the meeting of stockholders of the Company called for the purpose of electing Directors or if later, prior to the 10th day after the public announcement of the meeting date. So long as an individual designated by Investor pursuant to this Section 2.1 meets the Designee Qualifications, the Company shall, to the fullest extent permitted by Law, include such individual in the slate of nominees recommended by the Board at any meeting of stockholders called for the purpose of electing Directors, and use its reasonable best efforts to cause the election of such individual to the Board, including nominating such individual to be elected as a Director as provided herein, recommending such individual’s election, soliciting proxies or consents in favor thereof.

(h) The Company shall at all times provide each Investor Designee (in his or her capacity as a member of the Board) with the same rights to indemnification, advancement of expenses and exculpation that it provides to other Directors. Each Investor Designee shall be entitled to receive from the Company and its Subsidiaries, if applicable, the same insurance coverage in connection with his or her service as a member of the Board or any committee thereof as is provided to other Directors. Such insurance coverage shall be provided through customary director and officer indemnity insurance on commercially reasonable terms. The Company shall at all times provide each Investor Designee with compensation, benefits and reimbursement (including of travel expenses) that it provides to the Company Designees.

(i) From the date hereof until the Sunset Date, Investor may designate one (1) individual as an observer (the “Observer”) to attend each meeting of the Board and its committees in a non-voting capacity, subject to such individual’s prior execution and delivery to the Company of a customary confidentiality agreement in the form attached hereto as Exhibit C (as it may be reasonably modified from time to time by the Nominating and Corporate Governance Committee) and except when such attendance would present an actual or potential conflict of interest (in the good faith determination of the Board or any committee thereof, as applicable).

2.2 Qualification of Investor Designees.

(a) Each Investor Designee shall, as determined by the Nominating and Corporate Governance Committee, acting reasonably and in good faith and in a manner consistent with the fiduciary duties of each Director, the rules of the Exchange and applicable Law, at the time of his or her nomination or appointment as a Director and at all times thereafter until such individual ceases to serve as a Director:

(i) meet and comply in all material respects with any and all policies, procedures, processes, codes, rules, standards and guidelines of the Company applicable to all non-employee Board members, including the Company’s code of business conduct and ethics, securities trading policies and corporate governance guidelines;

(ii) meet and comply in all material respects with any and all applicable qualifications, standards and other requirements for service as a Director as set forth in the Exchange’s rules;

(iii) not be involved, during the ten (10) year period prior to his or her nomination or appointment as a Director, in any of the events enumerated in Item 2(d) or Item 2(e) of Schedule 13D under the Exchange Act or Item 401(f) of Regulation S-K;

(iv) not be subject to any Order of any Governmental Entity prohibiting service as a director of any public company;

(v) not be an employee, officer, or director of, or consultant to, or be receiving any compensation or benefits from, any Restricted Entity (unless otherwise agreed to by the Nominating and Corporate Governance Committee);

(vi) have demonstrated in all material respects good judgment, character and integrity in his or her personal and professional dealings and have relevant financial, investment, management, international business and/or other business experience, qualification and background for purposes of serving as a Director;

(vii) have demonstrated proficiency and financial literacy in the English language for purposes of serving as a Director, including with respect to the reading, comprehension and analysis of English language materials (including financial materials) furnished in advance of and in connection with meetings of the Board (and committees thereof) and the ability to participate on a conversant basis in the English language meetings of the Board (and committees thereof) and the topics covered therein, including financial discussions; and

(viii) if such Investor Designee is an Independent Investor Designee, meet the criteria set forth in the definition of “Independent Investor Designee” in Article I (the requirements set forth in this Section 2.2(a), Section 2.2(b) and Section 2.2(c) being referred to, collectively, as the “Designee Qualifications”).

(b) As a condition an Investor Designee’s election or nomination for election and any subsequent nomination for election as a Director, such Investor Designee shall have executed and delivered to the Company a Director Confidentiality Agreement and shall have executed and delivered a consent in the same form as the other non-employee directors to be named as a nominee in any proxy statement or similar materials for any annual meeting or special meeting of stockholders and to serve as a Director if so elected.

(c) Each Investor Designee, as a condition to his or her appointment or election to the Board must be willing to be interviewed by the Nominating and Corporate Governance Committee on the same basis as any other new candidate for appointment or election to the Board and must be reasonably satisfactory to the Nominating and Corporate Governance Committee acting in good faith. Investor, in its capacity as a stockholder of the Company on behalf of itself and other Investor Entities, and each Investor Designee, shall deliver such questionnaires and otherwise provide such information as are reasonably requested by the Company in connection with assessing qualification, independence and other criteria applicable to Directors, or required to be or customarily provided by directors, candidates for director, and their Affiliates and representatives for inclusion in a proxy statement or other filing required by applicable Law and the rules of the Exchange, in each case to substantially the same extent requested or required of other candidates for appointment or election to the Board after the date hereof.

2.3 Resignations. Notwithstanding anything to the contrary in this Agreement, if, at any time, the number of Investor Designees is greater than the number of Directors that Investor has the right to designate pursuant to Section 2.1, Investor shall cause, to the fullest extent permitted by applicable Law, that certain number of Investor Designees to promptly tender his, her or their resignations from the Board and any applicable committee of the Board, such that the number of Investor Designees serving on the Board corresponds with the number of Directors that the Investor Designee has the right to designate pursuant to Section 2.1. If the Investor is required to cause, to the fullest extent permitted by applicable Law, an Investor Designee to tender his or her resignation from the Board and such Investor Designee does not promptly tender his or her resignation from the Board, such Investor Designee shall not thereafter be entitled to participate in any meetings, deliberations, votes or other actions as a member of any committee of the Board or as a Director of the Board.

2.4 Board Approval Standards.

(a) Notwithstanding the foregoing, from the date hereof until the Sunset Date, Board action to approve or recommend the matters set forth below shall require a Two-Thirds Majority Vote:

(i) any alteration, amendment or repeal (whether by merger, consolidation, operation of law or otherwise) of any provision of the Company Charter or other Company organizational documents, including the bylaws, in a manner inconsistent with this Agreement;

(ii) any creation of a committee of the Board, or the delegation of authority to any committee of the Board (other than a committee constituted of independent directors formed with respect to a matter for which one or more Directors has recused themselves due to a conflict of interest);

(iii) any extraordinary purchase, repurchase or redemption of capital stock;

(iv) any appointment or removal of any Director, otherwise than in accordance with the Company’s organizational documents and this Agreement;

(v) any increase or decrease of the Total Number of Directors;

(vi) any payment of any extraordinary dividend or other extraordinary distributions by the Company;

(vii) the acceptance of any Acquisition, other than with respect to a sale of 100% of the Equity Securities of the Company to a third party in a transaction in which all stockholders of the Company receive the same per share consideration;

(viii) (A) any amendment or modification of the Convertible Notes Indenture that would result in a reduction in the “Conversion Price” or an increase in the “Conversion Rate”, each as defined therein, for the Convertible Notes causing a conversion price per share of Common Stock that is less than the Conversion Price for the Convertible Preferred Stock or (B) any conversion of the Convertible Notes into Common Stock, or repurchase or redemption of the Convertible Notes in exchange for Common Stock, at a conversion or purchase price per share of Common Stock that is less than the Conversion Price for the Convertible Preferred Stock;

(ix) any issuance of any Equity Security senior to or pari passu with the Convertible Preferred Stock; or

(x) the commencement of bankruptcy or receivership proceedings, or the adoption of a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, or winding up of the Company.

(b) Notwithstanding the foregoing, for a period of three years after the Closing Date, Board action to approve the matters set forth below shall require a Two-Thirds Majority Vote:

(i) the removal or replacement of the chief executive officer, president, chief financial officer, secretary, treasurer or any other executive officer;

(ii) the incurrence of Indebtedness in excess of $10,000,000 in respect of any single transaction or in a series of related transactions; or

(iii) any New Issuance of New Securities in excess of $10,000,000 in respect of any single transaction or in a series of related transactions (except pursuant to the First Subsequent Closing or Second Subsequent Closing or as set forth in Section 2.4(a)(viii) and Section 2.4(a)(ix) herein).

2.5 Affiliate Transactions. Until the Sunset Date, any transaction, agreement, contract or other arrangement by and among the Company or any of its Subsidiaries, on the one hand, and any of the Investor or its Affiliates, on the other hand, shall require the approval of a majority of the independent and disinterested Directors. The Investor shall notify and fully inform the full Board of any actual or potential conflict of interest that arises due to any such proposed transaction, agreement, contract or other arrangement. Notwithstanding anything to the contrary, the foregoing provision shall not apply to any transactions contemplated by this Agreement or any of the Transaction Documents (as defined in the Securities Purchase Agreement).

ARTICLE III

VOTING MATTERS

3.1 Voting in Elections. Until the Sunset Date, at any meeting of stockholders of the Company involving the election of Directors (or if action is taken by written consent of stockholders of the Company in lieu of a meeting in respect of an election of Directors), the Investor Parties shall vote, or cause to be voted (including, if applicable, by written consent), all Voting Securities Beneficially Owned by the Investor Entities (a) affirmatively in favor of the election of each Investor Designee nominated to serve as a Director in accordance with this Agreement, (b) except in a Contested Election, affirmatively in favor of the election of each Company Designee and the CEO Designee nominated to serve as a Director in accordance with this Agreement, and (c) in a Contested Election, either, at the election of such Investor Entities, (i) consistent with the recommendations of the Board or (ii) in the same proportion as the Voting Securities not Beneficially Owned by Investor Entities are voted (including, if applicable, by written consent, or by voting by ballot or by submitting any alternative proxy card necessary to accomplish the proportionate voting contemplated by this Article III) affirmatively for or against, or to withhold authority with respect to, as applicable, the election of each Company Designee and the CEO Designee nominated to serve as a Director in accordance with this Agreement (it being understood that the Investor Parties must elect to vote as contemplated by this Section 3.1 and cannot elect not to vote or to vote in any other manner).

3.2 Voting with respect to Acquisitions.

(a) Until the Sunset Date, at any meeting of stockholders of the Company at which an Acquisition (and any other related matter the approval of which is required to consummate such Acquisition) is submitted to a vote of the stockholders of the Company (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the Investor Entities shall be permitted to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent), all Voting Securities Beneficially Owned by Investor Entities either, at the election of such Investor Entities, (i) consistent with the recommendation of the Board or (ii) in the same proportion as the Voting Securities not Beneficially Owned by Investor Entities are voted (including by written consent) for or against, or abstain with respect to, such Acquisition (and such related matter(s)); provided, that, with respect to any meeting of stockholders of the Company occurring prior to the first (1st) anniversary of the Closing at which an Acquisition (and any other related matter the approval of which is required to consummate such Acquisition) in which the consideration per share of Common Stock is less than $5.35 is submitted to a vote of the stockholders of the Company (or if action is taken with respect to such matter(s) by written consent of stockholders of the Company in lieu of a meeting), the Investor Parties shall be permitted to vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by Investor Entities, in their sole discretion. For the avoidance of doubt, in calculating the voting requirements of the Investor Parties under this Section 3.2, all broker non-votes and all Voting Securities that are not present or represented at the applicable stockholder meeting shall not be considered for quorum or voting purposes.

(b) Until the Sunset Date and in the event an Acquisition by a Person other than an Investor Entity is to be effected by means of a tender or exchange offer, the Investor Entities shall tender the shares of Voting Securities Beneficially Owned by Investor Entities consistent with the recommendation of the Board or in the same manner such Investor Entities would be required to vote such Voting Securities pursuant to Section 3.2(a) if such Acquisition were submitted to a vote of the stockholders of the Company.

3.3 Voting with respect to Other Matters. Until the Sunset Date, at any meeting of stockholders of the Company at which any matter, other than matters that are subject to Section 3.1 and Section 3.2, is submitted to a vote of the stockholders of the Company (or if action is taken with respect thereto by written consent of stockholders in lieu of a meeting), the Investor Parties shall vote or cause to be voted (including by abstaining or, if applicable, taking action by written consent) all Voting Securities Beneficially Owned by Investor Entities either, at the election of such Investor Entities, (i) consistent with the recommendation of the Board or (ii) in the same proportion as the Voting Securities not Beneficially Owned by Investor Entities are voted (including, if applicable, by written consent, or by voting by ballot or by submitting any alternative proxy card necessary to accomplish the proportionate voting contemplated by this Article III), it being understood that the Investor Parties must elect to vote as contemplated by this Section 3.3 and cannot elect not to vote (unless the Board recommends an abstention) or to vote in any other manner.

3.4 Quorum. Until the Sunset Date, at each meeting of stockholders, the Investor Entities shall cause all of the Voting Securities Beneficially Owned by Investor Entities to be present in person or by proxy for quorum purposes, and shall ensure that its broker-designees, if any, have the authority to vote on at least one “routine” matter at a meeting of stockholders sufficient to be counted as present for quorum purposes.

ARTICLE IV

ADDITIONAL COVENANTS

4.1 Transfer Restrictions.

(a) During the Restricted Period, no Investor Party shall Transfer any shares of Convertible Preferred Stock or Common Stock, other than pursuant to a Permitted Transfer.

(b) “Permitted Transfer” means:

(i) a Transfer that has been approved in advance by a majority of the independent and disinterested members of the Board;

(ii) a Transfer to any Investor Entity that is not a Restricted Entity (any such Investor Entity, an “Investor Permitted Transferee”), if such Investor Permitted Transferee shall have agreed in writing to be bound to the same extent as Investor by the obligations of this Agreement by executing a joinder agreement substantially in the form attached as Exhibit D to this Agreement;

(iii) a Transfer to the Company in connection with a Fundamental Change (as defined in the Certificate of Designations) or redemption pursuant to the Certificate of Designations;

(iv) a Transfer in connection with any Acquisition approved by the Board or a duly-authorized committee thereof (including if the Board or such committee recommends that the Company’s stockholders tender in response to a tender or exchange offer that, if consummated, would constitute an Acquisition); or

(v) a Transfer that constitutes a tender into a tender or exchange offer commenced by the Company or any of its Affiliates.

(c) Following the Restricted Period, each Investor Party shall be free to Transfer any shares of Common Stock or Convertible Preferred Stock; provided, that (i) with respect to any Transfer, other than a Permitted Transfer or an underwritten public offering or an underwritten block trade, the Investor Parties shall not Transfer any shares of Common Stock or Convertible Preferred Stock to (A) any Restricted Entity or (B) any Person or Group that is a 10% Stockholder or that would become a 10% Stockholder as a result of the Transfer, (ii) with respect to any

Transfer, other than a Permitted Transfer, that is an underwritten public offering or an underwritten block trade, such Investor Party shall request that the managing underwriter(s) or broker(s) not to Transfer any shares of Common Stock to any Person or Group that is a 10% Stockholder or that would become a 10% Stockholder as a result of the Transfer (unless, in each case, the identity of the Person purchasing the shares of Common Stock is not known to the managing underwriter(s) or broker(s)), provided, that, the Investor Parties shall not have any liability for a failure by the managing underwriter(s) or broker to follow such request, and (iii) with respect to a Transfer, other than a Permitted Transfer, that is an underwritten block trade, such Investor Party shall request that the broker(s) not to Transfer any shares of Common Stock to a Restricted Entity (unless the identity of the Person purchasing the shares of Common Stock is not known to such Investor Party or broker(s)), provided, that the Investor Parties shall not have any liability for a failure by the broker(s) to follow such request. For purposes of this Section 4.1(c), the total number of shares of Common Stock issued and outstanding at any time shall be the number specified in the most recent SEC filing of the Company disclosing the total number of shares of Common Stock issued and outstanding.

(d) Any Transfer or attempted Transfer of Equity Securities of the Company in violation of this Section 4.1 shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the Company shall not, and shall instruct its transfer agent and other third parties not to, record or recognize any such purported transaction on the books of the Company.

(e) The Company shall use reasonable efforts to have the shares of Convertible Preferred Stock purchased pursuant to the Securities Purchase Agreement (and any shares of Common Stock issued upon the conversion of such Convertible Preferred Stock) registered directly on the books and records of the transfer agent in the name of the applicable Investor Party and maintained in book entries directly on the books and records of the transfer agent in the name of the applicable Investor Party. Any certificates for shares of Convertible Preferred Stock held by an Investor Party as of the Closing Date shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to shares maintained in the form of book entries) referencing restrictions on Transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:

“THIS SECURITY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) PURSUANT TO ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, (II) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (III) TO THE COMPANY OR ANY OF ITS SUBSIDIARIES, IN EACH OF CASES (I) THROUGH (III) IN ACCORDANCE WITH THE SECURITIES ACT AND ANY OTHER APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES AND (B) THE HOLDER WILL NOTIFY ANY SUBSEQUENT PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. THE COMPANY MAY REQUIRE THE DELIVERY OF A WRITTEN OPINION OF COUNSEL, CERTIFICATIONS AND/OR ANY OTHER INFORMATION IT REASONABLY REQUIRES TO CONFIRM THE SECURITIES ACT EXEMPTION FOR SUCH TRANSACTION.

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER SET FORTH IN A STOCKHOLDERS AGREEMENT, DATED NOVEMBER 8, 2018 (AS IT MAY BE AMENDED FROM TIME TO TIME), BY AND AMONG THE COMPANY AND CERTAIN OTHER PARTIES THERETO, COPIES OF WHICH ARE PUBLICLY FILED OR ON FILE WITH THE SECRETARY OF THE ISSUER.”

Notwithstanding the foregoing, upon the request of the applicable Investor Party, (i) in connection with any Transfer of Common Stock or Convertible Preferred Stock in accordance with the terms of this Agreement (other than Section 4.1(b)(ii)), the Company shall promptly cause the second paragraph of the legend (or notation) to be removed upon such Transfer if such restrictions would not be applicable following such Transfer, (ii) following receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend (or notation) may be lifted in connection with the Transfer of Common Stock or Convertible Preferred Stock, the Company shall promptly cause the first paragraph of the legend (or notation) to be removed from any Common Stock to be Transferred in accordance with the terms of this Agreement, and (iii) to the extent the first and second paragraph of the legend (or notation) would be removed pursuant to this paragraph in connection with any Transfer of Common Stock, the Company shall use reasonable efforts to cause such Common Stock to be registered in the name of The Depository Trust Company’s nominee.

4.2 Right of First Refusal.

(a) If the Company, at any time or from time to time following the Closing and prior to the Sunset Date, proposes to issue (a “New Issuance”) any New Securities, the Company shall provide Investor with written notice (an “Issuance Notice”) of such New Issuance at least fifteen (15) Business Days prior to the proposed issuance of such New Securities. The Issuance Notice shall set forth the material terms and conditions of the New Issuance, including (i) the proposed number of New Securities if known or, if not known, an estimate thereof, (ii) a description of the New Securities and proposed manner of sale, (iii) the purchase price per New Security (or conversion price or premium in the event of an offering of convertible debt) (the “Per Security Offering Price”) if known or, if not known, an estimate thereof, and (iv) the proposed issuance date if known or, if not known, an estimate thereof. Investor shall be entitled to purchase (either directly or through any other Investor Parties or Investor Permitted Transferees), at the Per Security Offering Price and on the other terms and conditions specified in the Issuance Notice, any portion of such New Securities that does not exceed the Percentage Interest of the Investor Entities immediately prior to such New Issuance. The Company shall use its reasonable best efforts in accordance with the DGCL, the Exchange, the Company Charter and the Company Bylaws, to obtain the approval of the stockholders of the Company for any issuance of New Securities to Investor; provided, however, that no such approval shall delay the issuance of New Securities to any Person other than Investor.

(b) Investor may exercise its rights under this Section 4.2 by delivering written notice of its election to purchase (either directly or through any other Investor Parties or their Investor Permitted Transferees) such New Securities to the Company within ten (10) Business Days after receipt of the Issuance Notice, which notice shall specify the number of New Securities requested to be purchased by Investor. Delivery of such notice shall constitute a binding commitment of Investor to purchase (either directly or through any other Investor Parties or their Investor Permitted Transferees) the amount of New Securities so specified at the Per Security Offering Price and on the terms and conditions specified in the Issuance Notice. If, at the termination of such ten (10) Business Day period, Investor has not exercised its right to purchase any such New Securities, Investor shall be deemed to have waived its rights under this Section 4.2 with respect to, and only with respect to, the purchase of the New Securities specified in the applicable Issuance Notice.

(c) The closing of any sale of New Securities to Investor, any other Investor Parties or Investor Permitted Transferees pursuant to this Section 4.2 shall take place concurrently with the consummation of the sale of the New Securities on the terms set forth in the Issuance Notice to all other Persons purchasing such New Securities (the “New Issuance Closing”).

(d) If the Company issues, at the New Issuance Closing, less than all of the New Securities described in the Issuance Notice, then the number of New Securities that Investor (and any other Investor Parties and Investor Permitted Transferees) shall be entitled to purchase in connection with such New Issuance pursuant to this Section 4.2 shall be reduced proportionately and Investor’s notice delivered pursuant to Section 4.2(b) shall be deemed amended to reflect such reduction. If the number of New Securities is reduced as contemplated by this Section 4.2(d), the Company shall not issue or sell the remainder of the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2. If the Company issues, at the New Issuance Closing, more than the New Securities described in the Issuance Notice, then the number of New Securities that Investor (and any other Investor Parties and Investor Permitted Transferees) shall be entitled to purchase in connection with such New Issuance pursuant to this Section 4.2 shall be increased proportionately and Investor’s notice delivered pursuant to Section 4.2(b) shall be deemed amended to reflect such increase.

(e) If the New Issuance Closing (other than any over-allotment closing) does not occur within ninety (90) days after the date of the Issuance Notice, the Company shall not issue or sell the New Securities described in the Issuance Notice without again complying with the provisions of this Section 4.2.

(f) Investor (or any other Investor Parties or Investor Permitted Transferees) shall, prior to the closing of any offering pursuant to Rule 144A (or a successor rule) under the Securities Act in which any of them has elected to purchase New Securities pursuant to this Section 4.2, execute and deliver all such documents and instruments as are customarily required in connection with such an offering and are reasonably requested by the Company, including, without limitation, customary investment representations and representations as to its status as the type of offeree to whom a private sale may be made pursuant to the Securities Act, and any failure to deliver or enter into any such documents and instruments at or prior to such closing shall constitute a waiver of the right of first refusal set forth in this Section 4.2 with respect to such New Issuance.

(g) Notwithstanding the foregoing provisions of this Section 4.2, this Section 4.2 shall not apply and the Investor Entities shall have no rights under this Section 4.2 if, at any time, any Investor Entity intentionally breaches any of the terms of this Agreement or the Confidentiality Agreement in any material respect and such breach continues after written notice from the Company and a ten (10) Business Day opportunity to cure.

4.3 Standstill.

(a) Subject to Section 4.3(b) and, for the avoidance of doubt, not including the consummation of the First Subsequent Closing or Second Subsequent Closing, on and after the Closing until the Sunset Date, Investor and the Investor Parties shall not, shall cause their respective Affiliates not to, and shall cause the Investor Parties and their respective Affiliates acting at their direction not to, in any manner, directly or indirectly, without the prior written consent of, or waiver by, the Company:

(i) acquire, offer to acquire, agree to acquire, or solicit an offer to sell, by purchase or otherwise, Beneficial Ownership of any Equity Securities of the Company (including any rights, options or other derivative securities or contracts or instruments to acquire such ownership that derives its value (in whole or in part) from such Equity Securities (whether currently, upon lapse of time, following the satisfaction of any conditions, upon the occurrence of any event or any combinations of the foregoing)) other than: (A) as a result of any stock split, stock dividend or distribution, subdivision, reorganization, reclassification or similar capital transaction involving Equity Securities of the Company; (B) pursuant to Section 4.1(b)(ii) or Section 4.2; or (C) a Transfer between Investor Parties; provided, that no Investor Party shall be in breach of this Section 4.3(a)(i) as a result of the acquisition by any Investor Designee of any Equity Securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards granted by the Company to any Investor Designee, or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Securities of the Company granted by the Company to any Investor Designee;

(ii) make any public announcement or public offer with respect to any merger, business combination, tender or exchange offer, recapitalization, reorganization, restructuring, liquidation, change of Control or other similar extraordinary transaction involving the Company or any of its Subsidiaries or any acquisition of all or substantially all the assets of the Company (unless such transaction is approved or affirmatively recommended by the Board);

(iii) make, knowingly encourage or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) to vote any Voting Securities, or seek to advise or influence any Person with respect to the voting of, any Voting Securities (other than, in each case, in a manner that is consistent with the Board’s recommendation in connection with a matter);

(iv) seek election to, or seek to place a representative on, the Board or seek removal of any member of the Board or otherwise act, alone or in concert with others, to seek representation or to control or influence the management, the Board or policies of the Company (other than (A) with respect to the election or removal of an Investor Designee or (B) to vote in accordance with the requirements of Article III);

(v) call, or seek to call, a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company;

(vi) form, join or in any way participate in a Group with respect to Equity Securities (other than a Group consisting solely of Investor Parties);

(vii) otherwise act, alone or in concert with others, to seek to control, advise, change or influence the management or the policies of the Company (for the avoidance of doubt, excluding any such act in their capacity as a commercial counterparty, customer, supplier, industry participant or the like);

(viii) advise or knowingly assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other Persons in connection with any of the foregoing activities;

(ix) publicly disclose any intention, plan, proposal or arrangement inconsistent with any of the foregoing activities;

(x) arrange, or in any way provide, directly or indirectly, any financing for the purchase by any Person or Group of any Equity Securities or assets of the Company, other than debt financing for (A) the purchase of assets then being offered for sale by the Company and approved by the disinterested Directors, (B) the Transfer of any shares of Common Stock to an Investor Party or an Investor Permitted Transferee, (C) purchases of any Equity Securities of the Company by an Investor Entity that are permitted by this Agreement and (D) an Investor Acquisition;

(xi) take any action that Investor or an Investor Party knows, or would reasonably be expected to know, after consultation with outside legal counsel, would require the Company to make a public announcement regarding the possibility of an Acquisition or any of the foregoing activities;

(xii) deposit any Equity Securities of the Company into a voting trust or subject any Equity Securities to any agreement or arrangement (including by granting any proxies with respect to the Equity Securities to any third party with respect to the voting of such Equity Securities with any third party) other than (A) to provide for voting solely in accordance with this Agreement or (B) pursuant to any agreement or arrangement of the Investor set forth in the organizational or governance documents of the Investor existing on the date hereof; or

(xiii) contest the validity of this Section 4.3(a) or initiate or participate in any judicial proceeding to amend, waive, terminate or seek a release of the restrictions contained herein, it being understood and agreed that (A) this Section 4.3 shall not limit (x) the activities of any Investor Designee taken in good faith in his or her capacity as a Director or (y) the participation of any Investor Designee in any Board (or committee of the Board, as applicable) discussions, deliberations, negotiations or determinations, and (B) Investor shall be responsible for any breach of this Section 4.3 caused by any action taken by any Investor Entity or by a representative of an Investor Entity acting at the direction of any Investor Entity.

(b) Notwithstanding anything to the contrary in Section 4.3(a), on and after the date hereof, no Investor Party shall be prohibited or restricted from: (i) initiating and engaging in private discussions with, and/or making and submitting to, the Company and/or the Board a non-public, confidential Acquisition Proposal so long as such Investor Party does not know, and would not be reasonably expected to know, after consultation with outside legal counsel, that such actions would be reasonably likely to require Investor, the Company or any other Person to make a public announcement regarding such Acquisition Proposal; or (ii) from and after a public announcement of a definitive agreement with respect to an Acquisition entered into between the Company and any Person other than an Investor Entity and until the earlier of (A) the closing of such Acquisition and (B) thirty (30) days after the termination of such definitive agreement, making and submitting to the Company, the Board, and/or the Company’s stockholders, an alternative Acquisition Proposal on a publicly disclosed and announced basis for all outstanding shares of Common Stock, which, if a tender or exchange offer, shall be on the same terms for all such shares and include a non-waivable condition that a majority of outstanding shares of Common Stock not Beneficially Owned by any Investor Entity are tendered into such offer. For the avoidance of doubt, Section 3.3 and Section 4.3(a) shall continue to apply except to the extent such provisions would prevent an Investor Party from taking the actions expressly permitted by Section 4.3(b)(i) or Section 4.3(b)(ii).

(c) Notwithstanding anything to the contrary in Section 4.3(a) or Section 4.3(b), upon the first occurrence of any Cash Offer Trigger Event, an Investor Party shall be permitted to make a public Acquisition Proposal to the Company’s stockholders to acquire one-hundred (100%) of the outstanding shares of Common Stock of the Company in an all-cash tender offer; provided that (i) such Investor Party has engaged in confidential negotiations in good faith with the Board (or a special committee thereof formed for such purpose) for a period of not less than twenty (20) days with respect to such Acquisition Proposal and (ii) such Acquisition Proposal is expressly subject to and conditioned upon the approval of either (x) a majority of the Voting Securities, on an as converted basis, outstanding, other than those Voting Securities held by the Investor Entities, or (y) a duly constituted and properly authorized special committee of the Board formed for such purpose and composed solely of independent and disinterested Directors.

4.4 Information and Access Rights. Until the Sunset Date, the Company shall, and shall cause its Subsidiaries to, (i) upon reasonable notice to the Company and at such reasonable times as the Investor Parties may reasonably request, (A) afford the Investor Parties and their respective representatives access to its officers, properties, offices and other facilities and to its books and records, and (B) afford the Investor Parties and their respective representatives with the opportunity to consult with its officers from time to time as the Investor Parties may reasonably request regarding the affairs, finances and accounts of the Company and its Subsidiaries, (ii) to the extent otherwise prepared by the Company and provided to the Board, provide annual operating and capital expenditure budgets and periodic information packages relating to the operations and cash flows of the Company and its Subsidiaries, (iii) provide audited annual and unaudited quarterly financial statements and (iv) subject to applicable Law, provide any additional information regarding the affairs, finances and accounts of the Company and its Subsidiaries that is reasonably requested by the Investor Parties from time to time (it being acknowledged that the Company may reasonably withhold information that constitutes a trade secret or other competitively sensitive intellectual property or is subject to attorney-client privilege). Investor hereby agrees that, notwithstanding any other provision of this Agreement to the contrary, Investor and its Affiliates shall be provided confidential information in accordance with and subject to the terms of a Confidentiality Agreement in the form attached hereto as Exhibit E, which such Confidentiality Agreement shall be executed and delivered concurrently with the Closing (the “Confidentiality Agreement”).

4.5 Public Announcements. The initial press release with respect to this Agreement shall be a joint press release to be reasonably agreed upon by Investor and the Company. Thereafter, Investor and the Company shall consult with each other before issuing any press release, or other public announcement with respect to this Agreement or the matters contemplated hereby and, except in respect of any such press release or other public announcement as may be required by applicable Law or any applicable rule of any securities exchange or association, shall not issue any such press release or other public announcement prior to such consultation. Investor shall not and shall cause their respective Affiliates and representatives not to, and shall cause the Investor Parties and their respective Affiliates acting at their direction not to, in any manner, disparage or cause to be disparaged the Company or its Affiliates or any of its or their respective current or former directors or executive officers, and the Company shall not, shall cause its Affiliates not to, and shall cause its representatives and the representatives of its Affiliates acting at their direction not to, in any manner disparage or cause to be disparaged any of the Investor Parties or any of their respective Affiliates, or any of its or their respective current or former directors, managers or executive officers.

4.6 Waiver of Corporate Opportunity.

(a) To the fullest extent permitted by applicable Law, the Company hereby agrees that the Exempted Persons shall not have any obligation to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company or any of its Subsidiaries. To the fullest extent permitted by applicable Law, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time available to the Exempted Persons, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. The Company hereby further agrees that, subject to Section 4.6(b), each Exempted Person shall have no duty to communicate or offer such business opportunity to the Company (and that there shall be no restriction on the Exempted Persons using the general knowledge and understanding of the Company and the industry in which the Company operates that it has gained as an Exempted Person in considering and pursuing such opportunities or in making investment, voting, monitoring, governance or other decisions relating to other entities or securities) and, to the fullest extent permitted by applicable Law, shall not be liable to the Company or any of its Subsidiaries or stockholders for breach of any fiduciary or other duty, as a director or officer or otherwise, solely by reason of the fact that such Exempted Person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries, or uses such knowledge and understanding in the manner described herein. The parties specifically agree that each Exempted Person is an intended third-party beneficiary of this Section 4.6 and is entitled to rely upon and enforce the rights and obligations granted herein. “Exempted Person” shall mean the Investor Designees, the Investor, its Affiliates and each of their respective partners, principals, directors, officers, members, managers, managing directors, operating partners and/or employees, as applicable. In addition to and notwithstanding the foregoing, a corporate opportunity shall not be deemed to belong to the Company if it is a business opportunity that the Company is not financially able or contractually permitted or legally able to undertake, or that is, from its nature, not in the line of the Company’s business or is of no practical advantage to it or that is one in which the Company has no interest or reasonable expectancy. The Company hereby covenants and agrees that it shall not take any action, or adopt any resolution, inconsistent with the provisions of this Section 4.6.

(b) Notwithstanding anything to the contrary in this Section 4.6, the Company does not renounce its interest in, and the provisions of Section 4.6(a) shall not apply to, any corporate or business opportunity offered to any Investor Designee if such opportunity is offered to such person in his or her capacity as a director or officer of the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Investor as follows as of the Closing:

(a) The Company is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under the Agreement.

(b) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) the organizational documents of the Company, or (z) any contract or agreement to which the Company is a party.

(c) The execution and delivery by the Company of this Agreement and the performance of the obligations of the Company under this Agreement have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Investor, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.2 Representations and Warranties of Investor. Investor hereby represents and warrants to the Company as follows as of the Closing:

(a) Investor is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Investor has all requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

(b) The execution and delivery by Investor of this Agreement and the performance by Investor of its obligations under this Agreement do not and will not conflict with or violate any provision of, or require the consent or approval of any Person (except for any such consents or approvals which have been obtained) under, (x) applicable Law, (y) its organizational documents, or (z) any contract or agreement to which it is a party.

(c) The execution and delivery by Investor of this Agreement and the performance by Investor of its obligations under this Agreement have been duly authorized by all necessary corporate or other analogous action on its part. This Agreement has been duly executed and delivered by Investor and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Investor, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity.

5.3 No Other Representations or Warranties. Each of Investor and the Company hereby acknowledges and agrees that except for the express representations and warranties set forth in this Article V, the Securities Purchase Agreement and the Registration Rights Agreement, neither party hereto nor any Person acting on its behalf is making any representation or warranty of any kind, express or implied, in connection with the negotiation, execution or performance of this Agreement, the Securities Purchase Agreement, the Registration Rights Agreement or the transactions contemplated hereby and thereby.

ARTICLE VI

GENERAL PROVISIONS

6.1 Termination. Unless otherwise specified herein, this Agreement shall automatically terminate on the date on which the aggregate Percentage Interest of the Investor Entities is less than ten percent (10%); provided, that, Section 6.2, Section 6.3, Section 6.6, Section 6.7, Section 6.8, Section 6.9, and Section 6.10 shall survive the termination of this Agreement indefinitely, or as specified therein.

6.2 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day (b) on the fifth Business Day after dispatch by registered or certified mail (provided, that such form of notice may only be used if dispatched from the country in which the recipient is located), (c) on the next Business Day if transmitted by national or international overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), provided that any notice received by email at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day, in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

if to the Company:

GNC Holdings, Inc.

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

Tel: (412) 288-4600

Fax: (412) 288-4764

Attention: Kenneth A. Martindale

Tricia Tolivar

Email: ken-martindale@gnc-hq.com;

tricia-tolivar@gnc-hq.com

with a copy (not constituting notice) to:

Latham & Watkins LLP

330 N. Wabash Ave., Suite 2800

Chicago, IL 60611

USA

Attention: Bradley C. Faris

Jason Morelli

Fax:          +1 (312) 993-9767

Email: Bradley.Faris@lw.com;

Jason.Morelli@lw.com

if to Investor:

Harbin Pharmaceutical Group Co., Ltd.

No.68, Limin West Fourth Street,

Limin Development Zone

Harbin, People’s Republic of China

Attn: Chris Chow

Email: zhoux@hayao.com

with a copy (not constituting notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY 10036

Tel: (212) 596-9160

Attention: Michael R. Littenberg

Daniel Yeh

Email: Michael.Littenberg@ropesgray.com

Daniel.Yeh@ropesgray.com

6.3 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified, and the observance of any term hereof may be waived, only by a written instrument executed by (i) the Company and (ii) Investor. Neither the failure nor delay on the part of any party hereto to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver. Any amendment, supplement or modification to this Agreement and any waiver of any term hereof effected in accordance with this Section 6.3 shall be binding on each party hereto and all of such party’s successors and permitted assigns, whether or not such party, successor or permitted assign entered into or approved such amendment, supplement or modification.

6.4 Further Assurances. Each party hereto shall sign such further documents and do and perform and cause to be done such further acts and things as any other party hereto may reasonably request to the extent necessary to carry out the intent and accomplish the purposes of this Agreement.

6.5 Assignment. This Agreement will inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned, except by any Investor Party to any Investor Permitted Transferee that has executed a joinder agreement substantially in the form attached as Exhibit D to this Agreement, without the express prior written consent of the other parties hereto, and any attempted assignment, without such consent, will be null and void.

6.6 Third Parties. Except as set forth in Section 4.6, this Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

6.7 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of Laws thereof.

6.8 Jurisdiction; Waiver of Jury Trial. In any judicial proceeding involving any dispute, controversy or claim between the parties hereto arising out of or relating to this Agreement, each of the parties hereto, by execution and delivery of this Agreement, unconditionally accepts and consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court to which orders and judgments thereof may be appealed within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), including but not limited to the in personam and subject matter jurisdiction of those courts, or if jurisdiction over the matter is vested exclusively in federal courts, the United States District Court for the District of Delaware, and the appellate courts to which orders and judgments thereof may be appealed, waives any objections to such jurisdiction on the grounds of venue or forum non conveniens, the absence of in personam or subject matter jurisdiction and any similar grounds or any other manner permitted by Law, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. In any such judicial proceeding, the parties agree that in addition to any method for the service of process permitted or required by such courts, to the fullest extent permitted by Law, service of process may be made by delivery provided pursuant to the directions in Section 6.2. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.9 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach of this Agreement by any of them, the other parties hereto would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and agrees that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to specific performance of this Agreement without the posting of bond.

6.10 Entire Agreement. This Agreement, the Securities Purchase Agreement, the Registration Rights Agreement, the Confidentiality Agreement and any Director Confidentiality Agreement with an Investor Designee set forth the entire understanding of the parties hereto with respect to the subject matter hereof. There are no agreements, representations, warranties, covenants or understandings with respect to the subject matter hereof other than those expressly set forth herein or in the Confidentiality Agreement or any such Director Confidentiality Agreement. This Agreement, the Confidentiality Agreement and any such Director Confidentiality Agreement supersede all other prior agreements and understandings between the parties with respect to such subject matter, other than, with respect to the confidentiality and non-use restrictions set forth in that certain letter agreement regarding confidentiality, dated July 18, 2017, by and between General Nutrition Centers, Inc. and CITIC Capital Partners Management Limited and that certain letter agreement regarding confidentiality, dated October 11, 2017, by and between the General Nutrition Centers, Inc. and Harbin Pharmaceutical Group Holding Co., Ltd., with respect to information disclosed thereunder prior to the Closing, but only to the extent such information is not otherwise subject to the confidentiality and non-use restrictions set forth in the Confidentiality Agreement or Director Confidentiality Agreement (it being understood that such letter agreement shall remain in full force and effect in accordance with its terms with respect to the confidentiality and non-use restrictions set forth therein with respect to such information disclosed thereunder prior to the Closing).

6.11 Severability. If any provision of this Agreement, or the application of such provision to any Person or circumstance or in any jurisdiction, shall be held to be invalid or unenforceable to any extent, (a) the remainder of this Agreement shall not be affected thereby, and each other provision hereof shall be valid and enforceable to the fullest extent permitted by Law, (b) as to such Person or circumstance or in such jurisdiction such provision shall be reformed to be valid and enforceable to the fullest extent permitted by Law and (c) the application of such provision to other Persons or circumstances or in other jurisdictions shall not be affected thereby.

6.12 Table of Contents, Headings and Captions. The table of contents, headings, subheadings and captions contained in this Agreement are included for convenience of reference only, and in no way define, limit or describe the scope of this Agreement or the intent of any provision hereof.

6.13 Counterparts. This Agreement and any amendment hereto may be signed in any number of separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one Agreement (or amendment, as applicable).

[Remainder Of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

GNC HOLDINGS, INC.

By:	/s/ Kevin G. Nowe
Name:	Kevin G. Nowe
Title:	Senior Vice President and Chief Legal and Compliance Officer

HARBIN PHARMACEUTICAL GROUP CO., LTD.

By:	/s/ Hsing Chow
Name:	Hsing Chow
Title:	Authorized Signatory

[Signature Page to Stockholders Agreement]

Exhibit A

Form Director Confidentiality Agreement

Exhibit B

Restricted Entities

Exhibit C

Form of Observer Confidentiality Agreement

Exhibit D

Form Joinder Agreement

Exhibit E

Form of Confidentiality Agreement